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[PRO-FAC LOGO]                                          Exhibit 99.1

                                                        Contacts:
                                                        Kevin Murphy
                                                        585-218-4210

                PRO-FAC REPORTS THIRD FISCAL QUARTER 2006 RESULTS

Rochester, N.Y., May 8, 2006...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended March 25, 2006 today with the Securities and Exchange Commission. The Form 10-Q, among other things, includes Pro-Fac's financial results for the third quarter of fiscal 2006.

For the fiscal quarter ended March 25, 2006, Pro-Fac reported net loss of $2.9 million which resulted primarily from a loss recognized using the equity method for Pro-Fac's investment in Birds Eye Holdings LLC and termination payments received under the terms of a termination agreement between Pro-Fac and Birds Eye Foods, net of normal operating expenses.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A cumulative preferred stock is listed on the Nasdaq National Market system under the stock symbol, "PFACP." More information about Pro-Fac can be found on its web site at http://profaccoop.com/.